iSun, Inc
400 Avenue D, Suite 10
Williston VT, 05495

FOR IMMEDIATE RELEASE:

iSun, Inc. Announces Appointment of Robert J. Zulkoski as Chief Executive Officer

WILLISTON, VT, March 11, 2024--(BUSINESS WIRE)--iSun, Inc. (NASDAQ: ISUN) (the "Company," or "iSun"), a leading solar energy and clean mobility infrastructure company with 50-years of experience accelerating the adoption of innovative electrical technologies, today announced the appointment of Robert J. (Bob) Zulkoski as Chief Executive Officer.

Effective immediately, Bob Zulkoski is appointed as the new Chief Executive Officer of iSun, Inc. Jeff Peck will remain full-time with iSun in a strategic advisory and operational role to support the CEO.

"On behalf of the Board and management, we would like to acknowledge and express our appreciation to Jeff Peck for his leadership and vision to grow the business from a small family owned electrical contractor to a solar storage charging EPC providing services in multiple states and in multiple verticals. Jeff will continue to play a key strategic advisory and operational role to support the CEO." said Andrew Matthy, Board Member. "We are excited to announce the appointment of Bob Zulkoski as our new Chief Executive Officer. Bob has a tremendous depth of knowledge and has demonstrated strong leadership ability in various roles. Bob's experience will be instrumental for iSun's continued growth and success."

About iSun, Inc.

Since 1972, iSun has accelerated the adoption of innovations in energy transition and electrification technology. iSun has been the trusted service provider to Fortune 500 companies for decades and has installed clean rooms, fiber optic cables, flight simulators, and over 600 megawatts of solar systems. The Company currently provides a comprehensive suite of solar services across residential, commercial, industrial & municipal, and utility scale projects and provides solar electric vehicle charging solutions for both grid-tied and battery backed solar EV charging systems. iSun believes that the transition to clean, renewable solar energy is the most important investment to make today and is focused on profitable growth opportunities. Please visit www.isunenergy.com for additional information.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without

limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

IR Contact:
IR@isunenergy.com